                                        LEASE


THE UNDERSIGNED PARTIES:

The company known as CENTRALE MONCEAU, a non-trading company with a capital of 421,052,700 francs, recorded in the Commercial and Corporate Register of Paris at No. D 309.361.467, whose headquarters are located at 65 Rue Monceau, 75008 PARIS, represented [by] GFF GESTION Societe Anonyme, a limited-liability company with capital of 62,930,000 francs, recorded in the Commercial and Corporate Register of NANTERRE as No. B 379 010 291, whose headquarters are located at the Tour Franklin - 100/101 Quartier Boieldieu, 92800 PUTEAUX, itself represented by Miss Vignes, hereinafter referred to as the "LESSOR",

                                                        PARTY OF THE FIRST PART,

AND:

the company known as APSYLOG, a limited-liability company with capital of 2,000,000 francs, recorded in the Commercial and Corporate Register of Paris at No. B 340 816 164, whose headquarters are located at 10 Rue Vauvilliers in Paris 75039 Cedex 01, represented by its chairman and chief executive officer, Mr. Gilles Queru, hereinafter referred to as the "LESSEE",

                                                       PARTY OF THE SECOND PART,

HAVE REACHED AND ENTERED INTO THE AGREEMENT SET FORTH IN THE FOLLOWING ARTICLES:

The parties expressly agree that for their common purposes, the leased premises shall form an indivisible whole.

The Lessor hereby leases to the Lessee, who accepts, the premises designated hereinbelow.


ARTICLE 1 - DESCRIPTION:

BUILDING:
                                    TOUR FRANKLIN
                              100/101 QUARTIER BOIELDIEU
                                    92800 PUTEAUX


LEASED PREMISES:

- ON THE 24TH FLOOR, AN OFFICE AREA CONSISTING OF APPROXIMATELY 838.40 SQUARE METERS, INCLUDING A PORTION OF THE COMMON AREAS MEASURING 94 SQUARE METERS, ALONG WITH A FILING SPACE OF APPROXIMATELY 31 SQUARE METERS, IN ACCORDANCE WITH THE DATAQUEST DIAGRAM OF THE PREMISES, AS ATTACHED HERETO, UNFURNISHED.

- UNDERGROUND AND OUTSIDE THE AREA CONTROLLED BY THE TOUR, THE LEASE OF THE ABOVE-MENTIONED PREMISES ALSO ENTITLES THE LESSEE TO 4 NON-ASSIGNED PARKING SPACES,

in as-is condition, with no exceptions or reservations, and with no need to provide a more detailed description, inasmuch as the Lessee, who declares that it is thoroughly familiar with the said premises.

It shall be specified that any errors in the foregoing description shall not justify any reduction or inrease in the lease fee, inasmuch as the Lessee acknowledges having received all of the information relating to the nature and condition of the premises.

Therefore, the Lessee waives in advance any and all discussions, disputes, or claims regarding the location and surface area of the building, the nature of the work, and the quality or specifications of the construction.


ARTICLE 2 - DURATION:

The present lease is hereby granted and accepted for a period of nine (9) full and consecutive years, starting on MARCH 15, 1995 and ending on MARCH 14, 2004.

The lease may be terminated every three years, at the sole initiative of the Lessee, provided that non-judicial notice is forwarded to the Lessor six months prior to expiration of the lease.

By express agreement of the parties, the Lessee waives the option of giving notice upon expiration of the first three-year period, i.e., on MARCH 14, 1998.


ARTICLE 3 - USE:

The leased premises shall be used for business offices. The Lessee may use the premises to engage in its business activity, i.e.:

-   The provision of data-processing services and advice (NAF Code No. 7222)

The above-mentioned purpose shall be stipulated to the exclusion of any and all other purposes, and the Lessee shall not be authorized to change this attribution through the substitution or addition of activities.


ARTICLE 4 - CHARGES, TERMS, AND CONDITIONS:

The present lease shall be granted pursuant to the following charges, terms, and conditions, with which the Lessor shall undertake to comply:

4.1 The Lessee shall take possession of the leased premises in the condition in which the premises are found on the day on which the lease becomes effective. At no time and under no pretext whatsoever shall the Lessee be entitled to require any work of any kind whatsoever. A site report, containing observations by both parties, shall be prepared before any work performed by the Lessee is begun, and in any event before the lease becomes effective.

4.2 The Lessee shall furnish the leased premises and keep them furnished, with furniture, movable objects, and merchandise in sufficient quantity and of sufficient value to enable payment of the rent and compliance with all of the terms and conditions of the lease, and to allow the Lessee to engage in its business activity in a continuous manner.

4.3 In order for the leased premises to remain in good condition, free from all degradation or deterioration of any kind, the Lessee shall, during the course of the lease and at its own expense, perform all repairs and all maintenance work of all kinds that may be necessary, including work involving the closing of various areas, carpets, tiles, locks, plumbing, woodwork, sanitation facilities, etc. The foregoing list is purely illustrative and in no way limitative. Major repairs, as described and defined in
         Article 606 of the Civil Code, shall be performed at the Lessor's expense.

4.4 The Lessee shall use the leased premises with care, and shall return them at the end of the lease in good condition in terms of all minor local repairs.

4.5 The Lessee shall personally handle, in a timely manner, the matter of obtaining all civil, administrative, and/or other authorizations or permits that may be required for use of the premises and/or in order to engage in its business activity, so that the Lessor shall not be disturbed by, or concerned with, this subject.

4.6 The Lessee shall not cut through any walls, or make any changes in their arrangement, without the express written consent of the Lessor.

         If consent is granted, the work shall be carried out under the supervision of the Lessor's architect, at the expense of the Lessee, under control by the building's property manager and in compliance with the regulations governing high-rise buildings.

4.7 Any work, beautification, improvements, and/or installations executed by the Lessee shall remain the property of the Lessor, with no indemnification by the Lessor, unless the Lessor opts to require that the premises be restored to their original condition, at the Lessee's expense.

4.8 The Lessee shall allow any and all repairs, regardless of their duration (up to or exceeding 40 days) that are performed within the building, in the courtyard, on the public road, or on the neighboring buildings, regardless of the inconvenience caused to the Lessee by such work. In such a case, the Lessee shall have no recourse against the Lessor, and shall not be entitled to seek any indemnification or reduction in the rent, even if the building services should be interrupted for any reason whatsoever.

4.9 In pursuing its business activity and in its use of the leased premises, the Lessee shall comply, in such a way that the Lessor is never inconvenienced or disturbed, with the laws, regulations, administrative and/or civil provisions, safety and health rules, rules of the road, police regulations, rules relating to dealings with the public, and/or any other rules or regulations, and with the contents of the specifications attached hereto, as well as the regulations issued by the Property Owners' and Managers' Association in the zone, and with the provisions of the Co-ownership Regulations.

         The Lessee shall also pay all of the charges, expenses, taxes, and various other items for which it or the Lessor may be responsible in connection with the above-mentioned regulations and/or legal provisions.

4.10 Under no circumstances, and in no way, shall the Lessor be responsible for any thefts, embezzlement, or difficulties with neighboring leaseholders to which the Lessee may fall victim within the leased premises. The Lessee shall personally make arrangements, in the manner that it deems appropriate, for the safety and monitoring of the premises.

         The Lessee shall be the sole party responsible or liable for any and all difficulties with neighboring leaseholders caused by the Lessee, such that the Lessor shall never be disturbed or inconvenienced in this regard.

4.11 The Lessor shall remit accurate payments for personal property contributions, professional and other taxes, all lease-related taxes (including, in particular, the taxes that ensure the provision of services such as streetsweeping, lighting, police services, and road work) for which leaseholders are customarily charged, and shall reimburse the Lessor for the land-use tax and the annual tax on office premises located in the Ile-de-France region, as created by Article 40 of the Amending Finance Act for 1989. Generally speaking, the Lessee shall remit exact payment of all contributions and/or taxes that are currently in existence or that may be created in the future.

4.12 The Lessee shall allow free access to the leased premises by the Lessor or its agent, its architect, and all contractors, and shall allow all necessary work to be performed, with the understanding that the Lessor shall notify the Lessee 48 hours in advance, and provided that the visit shall take place on a business day.

4.13 As soon as notice has been given, or even in the event that the leased premises are sold, the Lessee shall allow visits on business days and during business hours, and shall allow an advertising placard to be placed in the windows. The Lessee shall also give the Lessor advance notice of its intent to vacate the premises, doing so at least one month in advance, in order to allow the Lessor to submit the proper legal declarations to the revenue authorities.

         A report on the premises shall be prepared, with comments by both parties, no later than the day on which the lease expires. Following the preparation of the report, the Lessee shall return the keys to the Lessor. The said report on the premises shall include a list of repairs to be performed by the Lessee.

4.14 In the event of the legal reorganization or liquidation of the Lessee, or in the event of the death of the Lessee (if the Lessee, as the result of an assignment or transfer, were a natural person), the heirs, assigns, and/or agents of the Lessee shall be jointly, severally, and indivisibly liable for payment of the lease fees, charges, and related expenses in connection with the execution of the present lease agreement, and without being entitled to invoke the advantage of separability. The said heirs, assigns, and/or agents shall also, and under the same conditions, pay the costs of the notification mentioned in Article 877 of the Civil Code.

4.15 Any leniency that the Lessor may display during the execution of the present lease agreement, regardless of its duration, shall not entail any change in, or elimination of, the present terms and conditions.

4.16 The Lessee shall honor and comply with the existing organization in terms of the management of the building, whose management should be organized in such a way that a single party is responsible for the common services (e.g., elevators and vertical traffic, heating, waste disposal, cleaning, social services, safety services, the use of reserved parking spaces, arrangements involving catering trucks, etc.).

4.17 The Lessee shall not engage in any commercial activity in the parking areas.

4.18 The Lessee shall be bound by the decisions of the Authorized Property Management Association, as created by the Public Planning Council for the La Defense Region and by the public authorities, of which the Lessor is a member, with regard to the management and maintenance of projects of general interest to Zone A in La Defense.

4.19 The Lessee shall be bound by all of the provisions that have been implemented, or that may be implemented in the future, with regard to safety. It shall be stipulated here that the Lessee shall henceforth undertake the task of creating, by stages, a local safety group whose members shall be selected from among the Lessee's permanent employees, and which shall consist of a section leader and agents, who shall be proportional in number to the size of the Lessee's work force. The number of agents shall be equal to at least one twenty-fifth (1/25) of the occupants of the section, with a minimum of five individuals.

4.20 The Lessee hereby undertakes unreservedly to obtain, from the public administrative authorities, the necessary approval to occupy the premises. However, issuance of the said approvals shall not constitute a suspensive condition for execution of the lease.

4.21     The inter-company restaurant

The Lessee who holds possession of the inter-company restaurant located on the ground floor of the Tower shall undertake, upon arrival on the premises, to join and remain a member of all authorized present or future entities, such as associations, economic-interest groups, or other types of organizations encompassing all of the users of the inter-company restaurant.

The Lessee shall reimburse the Lessor or its agent for its participation in the amortization and/or depreciation expenses associated with the investments, operational and maintenance expenses, repairs, and renovations, along with all costs, charges, and other expenses associated with the premises, equipment, installations, and miscellaneous materials that constitute the inter-company restaurant and the associated adjoining premises.

The present provisions shall constitute an essential and determining article of the present lease.


ARTICLE 5 - TRANSFERS:

The Lessee shall not transfer its rights to the present lease, in any way or for any purpose whatsoever, without the prior express written permission of the Lessor, unless the transfer is being made to the purchaser of the Lessee's assets or business, in which case the Lessee shall remain a guarantor, jointly and united with its transferee or with the beneficiary of the change.

No transfer shall take place if the Lessee is not completely current in its payment of the rent and related remittances that may be due.

The transfer shall be documented in a private or certified instrument, in which the Lessor shall be invited to participate, through notice forwarded via a registered letter with return receipt requested, at least 5 days in advance.

The transfer document must contain the Lessee's guarantee obligation.

The transfer shall be communicated to the Lessor in accordance with the provisions of Article 1690 of the Civil Code.


ARTICLE 6 - SUBLEASING:

Any subleasing, even temporary or partial subleasing, or the simple occupation of the premises by a third party in any way (free of charge, for domiciliation, etc.), if the sub-lessee is not a subsidiary or a company that belongs to the same group as the Lessee, shall be subject to the express consent of the owner, who shall reserve the right to accept or refuse the said sublease, at its discretion.

Any violation of this rule may cause termination of the present lease contract, simply upon detection of the violation.

In any event, the leased premises shall constitute an indivisible whole for the common purposes of the parties.


ARTICLE 7 - RENT:

The present lease shall be agreed to and accepted in consideration of an annual basic rent, exclusive of taxes, in the amount of 1,050,000 FRANCS (ONE MILLION, FIFTY THOUSAND FRANCS), which the Lessee hereby undertakes to pay to the Lessor, along with the related remittances, in the form of four (4) equal payments, made in advance, on January 1, April 1, July 1, and October 1 of each year.

A rent exemption for seven (7) months shall be granted to the Lessee as of MARCH 15, 1995.

Thus, the first payment shall include the rent for the period from OCTOBER 15, 1995 to DECEMBER 31, 1995.

STARTING ON MARCH 15, 1999, THE RENT SHALL BE 1,110,000 FRANCS, NET OF TAX.

All payments shall be made at the Lessor's domicile, or at any other location designated by the Lessor.

Any and all payments of rent, charges, or other costs that are not remitted by the due date shall lawfully incur penalty interest charges, calculated on a daily basis, and payable with the principal amount, with the understanding that the arrival of the due date shall constitute notice that payment is due.

The said interest shall be payable as of the due date, and shall be calculated on the basis of the annual rate for advances on securities as set by the BANK OF FRANCE, plus five points.


ARTICLE 8 - CONTRACTUAL ADJUSTMENT OF THE RENT:

The rent shall be increased or reduced, with full legality, each year on the anniversary of the effective date of the lease, with no legal or non-judicial formalities, proportionally to the change in the quarterly construction cost index published by the I.N.S.E.E. [the French National Institute of Statistics and Economic Surveys].

The reference index shall be the index for the SECOND QUARTER OF 1994, I.E., 1018.

The comparison index used to calculate the new rent shall be the index for the same calendar quarter as the reference index, with a shift of one year, and so forth for each year.

If the index selected for the review and adjustment of the rent should cease to be published, the said review and adjustment shall be made by taking either the replacement index or a new index selected by mutual agreement of the parties. If an agreement is not reached, the new index shall be selected by judicial means.

The present provision article shall constitute an essential and determining article, without which the lease shall not be deemed to have been authorized.


ARTICLE 9 - CHARGES:

The Lessee shall reimburse the Lessor for the portion of all of the charges, contributions, insurance, taxes, and provisions established by the Co-ownership Property Manager, particularly for maintenance of the common areas, operation of the common installations, and administration of the co-ownership, pro-rated in accordance with the number of thousandths of general or specific charges allocated to the leased lots.

The said reimbursement shall be made by means of a quarterly provision, paid by the Lessee in conjunction with each rent, in an amount set at 95,437.50 FRANCS.

The Lessor shall reserve the right to change the amount of the said provision in order to deal with fluctuations in charges. At the end of each annual period, the total amount of the provisions paid in shall be adjusted in accordance with the report drawn up by the property manager.

The Lessee shall underwrite all maintenance contracts and utility charges, and shall provide documented evidence thereof to the Lessor in response to the initial request. The Lessee shall pay all contributions relating to the premises and to the use thereof.


ARTICLE 10 - INSURANCE:

10.1 The property manager shall provide insurance for the entire building, at its reconstruction value, against the risks of fire, explosion, freezing, storms, water damage, hurricanes, and falling aerial navigation equipment, through a company that is known to be solvent, and shall maintain the insurance throughout the entire term of the lease.

10.2 The Lessee shall obtain and maintain, throughout the entire term of the lease, insurance on its equipment, furnishings, and fittings, and also on all movable objects present on the leased premises, against the risks of theft, fire, explosions, water damage, and claims by neighboring tenants and third parties.

         The Lessee shall remain liable for the risks inherent in its operations, including all accidents and/or damage for which it shall be liable, and shall obtain an insurance policy against these risks.

10.3     Waiver of reciprocal recourse:

         The Lessee shall waive, and shall cause its insurers to waive, any and all recourse against the Lessor for any material and/or immaterial damages caused by fire, explosion, water damage, freezing, hurricanes, and/or storms, for which the Lessor shall be held, and acknowledged to be, responsible.

         Reciprocally, the Lessor shall waive, and shall cause its insurers to waive, any and all recourse against the Lessee for any material and/or immaterial damages caused by fire, explosion, water damage, freezing, hurricanes, and/or storms, for which the Lessee shall be held, and acknowledged to be, responsible.

10.4 Furthermore, for instances in which the nature of the products stored by the Lessee would entail payment of an additional insurance premium for the Lessor, the Lessee shall be required to reimburse the Lessor for the said additional premium.

         Moreover, the Lessee hereby undertakes to advise the Lessor, by means of a registered letter, and soon enough to allow the associated insurance company to be contacted in a timely manner, of any and all losses of which the Lessee is aware, that may affect the overall maintenance of the building, even if no obvious damage is visible. The Lessee may be subject to the penalty of being held personally liable for any damage for which, because of the omission or delay of the said declaration, a claim could not usefully be submitted to the company insuring the building.

10.5 The Lessee hereby undertakes to exercise all direct recourse relating to thefts or deterioration to which it, its employees, or its vehicles may fall victim, with the Lessor declaring, pursuant to the provisions of Article 1725 of the Civil Code, that it shall not take responsibility for any difficulties that may be brought to its attention by third parties, and declining all liability for any accidents of any kind that may occur as a result.


ARTICLE 11 - TERMINATION:

In the event of non-payment of a single rent payment or related charges exactly when due, or in the event of non-compliance with any one of the other terms and/or conditions of the present lease agreement, and one month after a simple demand for payment or a summons containing a statement by the Lessor of its intention to exercise the provisions of the present article that has remained unanswered, the present agreement shall be terminated in a wholly lawful manner, and the Lessee may be evicted pursuant to a simple court order issued in connection with the demand for payment and/or the summons to perform that has remained unanswered, without any need for formal legal proceedings, and in spite of any and all other subsequent offers to pay or to perform.

In the event of the liquidation of assets or legal reorganization, the present lease agreement shall be terminated with full legality, at the discretion of the Lessor, through a simple statement by the Lessor of its intention to terminate the said agreement.


ARTICLE 12 - SECURITY DEPOSIT:

For certainty and a guarantee of compliance with the obligations set forth in the present lease agreement, when the agreement is signed, the Lessee shall pay to the Lessor a security deposit in the amount of 262,500 FRANCS (TWO HUNDRED SIXTY-TWO THOUSAND, FIVE HUNDRED FRANCS).

The said sum, which shall not earn interest, shall represent the rent for a three-month period, exclusive of taxes.

It shall be returned to the Lessee after termination of the present lease, and after payment of all sums that may be due from the said Lessee. In such a case, the Lessor may charge the said sums appropriately against the amount of the guarantee deposit.

If the rent is modified, the security deposit shall be reduced or increased so that it always corresponds to the rent for a three-month period, net of taxes.


ARTICLE 13 - EXPENSES:

The Lessee shall pay all of the expenses, duties, and fees associated with the present lease and any amendments or extensions hereof. All of the expenses incurred by the Lessor in connection with proceedings undertaken against the Lessee in order to obtain compliance with the articles, terms, and conditions of the present lease agreement, including the expenses associated with non-judicial actions or other actions for the same purpose, shall be reimbursed by the Lessee upon the first request by the Lessor.

ARTICLE 14 - THE V.A.T. OPTION:

Inasmuch as the Lessor has opted for the application of the Value-Added Tax
(VAT) to the present lease contract, the Lessee shall reimburse the Lessor for the sum of the tax on the lease fee and its associated expenses, doing so when each installment of the rent is paid.


ARTICLE 15 - ELECTION OF DOMICILE:

For the purposes of the present document, the parties elect their respective headquarters as their domiciles.


Made in three copies, in [handwritten] Paris, on [handwritten] January 19, 1995.


FOR THE LESSOR*                             FOR THE LESSEE*

[handwritten]                               [handwritten]
Read and approved.                          Read and approved.

[signature]                                 [signature]


*PLEASE PLACE THE PHRASE "READ AND APPROVED" ABOVE YOUR SIGNATURE.

                                     ATTACHMENT 1


                               "SET-UP SPECIFICATIONS"



                                       PREAMBLE







The set-up activities for the premises or offices located on the floors of high-rise buildings must comply with the regulatory provisions defined in Title II of the Construction and Residential Code, entitled "Safety and Fire Protection."

Accordingly, the following general conditions must be observed:

SET-UP:

The set-up shall be performed in such a way that evacuations of personnel are implemented wisely, using the common passageways and traffic paths in the building.

The plans shall be submitted for approval by the co-ownership property manager of the building, and the work shall not be performed until the said written approval has been obtained.


CONSTRUCTION MATERIALS:

Two criteria shall be met:

a) FIRE RESISTANCE, for containment in relation to the common passageways, traffic paths, and specific areas that are candidates for isolation;

b) FIRE PROOFING, for decorative and sound-related coatings and coverings, etc.

The property management service has specialists whom tenants may consult.


ELECTRICITY:

Proprietary installations and equipment shall comply with the standards currently effective, and in any event shall not interfere with the common circuits in the building.


VENTILATION:

If, for reasons pertaining to operation, it is found that some areas require specific ventilation, under no circumstances shall the common conduits or ducts for the building be used for this purpose.

No operations shall be performed on the air-conditioning and air-purification systems without the consent of the building's technical and safety departments.

WATER:

MUNICIPAL WATER:   If, in order to meet individual needs, it appears necessary to provide more water taps in addition to the existing common installations, an official request shall be submitted to the co-ownership Technical Department.

WASTE WATER: The same provisions set forth for municipal water shall be observed.


ANNOYANCES CAUSED BY SET-UP ACTIVITIES:

ODORS, DUST, AND NOISE:   Specific instructions shall be provided, on a
case-by-case basis, for the distribution of schedules, particularly when noise-producing work is involved.


ASSOCIATED BUSINESSES AND/OR TRADES:

All businesses and/or trades contracted by the tenant shall be introduced by the tenant to the property manager or to the property manager's agent, so that the nature and duration of the work may be known, if the work will have an effect on the common areas of the building.

The number of personnel from outside the building who will be present on the site shall be disclosed. Safety and operating signs shall be set up for each of the contracted businesses and/or trades.


CONDITION OF THE PREMISES:

When the occupant leaves, the property manager's department shall be charged specifically with monitoring the proper performance of disassembly and removal work, and particularly the work relating to the various fixtures and facilities described in the foregoing articles.

[see original for floor plan]

Accueil            =              Reception area
Hall               =              Hall


[data block]

Update following the meeting held on November 24, 1993
Update following the meeting held on November 23, 1993
Provisional issuance
Changes

Date               =              Date
Echelle            =              Scale

LAYOUT OF FURNISHINGS

DATAQUEST FRANKLIN TOWER